AMENDMENT TO

CUSTODIAN AGREEMENTS

THIS AMENDMENT is made as of the close of business on the 5th day of September, 2014 (the “Amendment”), by and among State Street Bank and Trust Company (“State Street”), each investment company listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”) and Pacific Investment Management Company LLC (“PIMCO”).

WHEREAS, State Street and each Fund have entered into a Custodian Agreement or Custodian and Investment Accounting Agreement, each as amended or restated through the date hereof (each, a “Custodian Agreement”), pursuant to which State Street provides custody and investment accounting services to each Fund; and

WHEREAS, PIMCO and each Fund have entered into an Investment Management Agreement, dated September 5, 2014 (the “Management Agreement”), pursuant to which PIMCO has agreed to provide or cause to be furnished, at its own expense, all supervisory and administrative and other services reasonably necessary for the operation of each Fund, including those provided by a custodian or custodians for a Fund to provide for the safekeeping of the Fund’s assets and by a recordkeeping agent to maintain the portfolio accounting records for the Fund; and

WHEREAS, in accordance with the Management Agreement, each Fund and PIMCO wish to make PIMCO a party to the relevant Custodian Agreement solely for purposes of jointly assuming with the Fund the contractual obligation to pay any compensation payable thereunder by the Fund, and State Street wishes to accept and agree to the foregoing.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, State Street, each Fund and PIMCO, intending to be legally bound, hereby agree as follows:

1.          State Street and each Fund hereby agrees to make PIMCO a party to such Fund’s Custodian Agreement solely for the purpose specified in Section 2 herein, PIMCO hereby agrees to become a party to such Fund’s Custodian Agreement for such purpose, and such Fund’s Custodian Agreement is hereby amended to add PIMCO as a party thereto for such purpose, effective as of the date first written above (the “Effective Date”).

2.          The parties agree that, on and after the Effective Date, PIMCO and the applicable Fund shall be responsible to State Street for the compensation payable to State Street for its services and expenses in accordance with the Section of a Fund’s Custodian Agreement with the heading “Compensation of Custodian” or “Compensation of State Street” and any related agreement between a Fund and State Street as referenced in said Section (each, a “Fee Agreement”). It is understood and agreed that PIMCO, in the first instance, shall be responsible for such payment obligations and that the applicable Fund shall be responsible only if and to the extent that PIMCO is unable or unwilling to satisfy such obligations. This instrument shall also have the effect of adding PIMCO as a party to the Fee Agreement with each Fund for these purposes.

3.          This Amendment shall not have the effect of amending or superseding the Custodian Agreement in any way or for any purpose other than as specified in Sections 1 and 2 above with respect to each Fund.

4.          This Amendment and the obligations hereunder shall become effective on the Effective Date and shall continue with respect to each Fund, unless sooner terminated as provided below, for so long as both the Custodian Agreement and the Management Agreement remain in effect with respect to such Fund. The termination of a Custodian Agreement or Management Agreement with respect to a Fund will not terminate any of the foregoing or this Amendment with respect to any other Fund. This Amendment may be terminated by a Fund or by PIMCO upon thirty (30) days’ prior written notice to the other parties.

5.          Schedule A hereto may be amended to add or remove Funds to be covered under this Amendment by written instrument executed by such Fund and PIMCO and provided to State Street.

6.          This Amendment shall be construed so as to give effect to the intention of the parties that this Amendment constitutes a separate agreement between each Fund, State Street and PIMCO. The parties acknowledge and agree that the rights and obligations of each Fund and PIMCO hereunder and under the applicable Custodian Agreement and Fee Agreement, including as to any fees payable by a Fund or PIMCO to State Street or liabilities or other obligations of a Fund or PIMCO to State Street or of State Street to PIMCO or a Fund, shall be several and independent of one and other and neither joint nor joint and several with respect to any other Fund.

7.          For each Fund which is a Massachusetts business trust, a copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of a Fund as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of a Fund individually but are binding only upon the respective assets and property of such Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

/s/ Michael F. Rogers
By: Michael F. Rogers
Title: Executive Vice President

EACH FUND LISTED ON SCHEDULE A HERETO (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

/s/ Peter Strelow
By: Peter Strelow
Title: Managing Director

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

/s/ Jonathan D. Short
By: Jonathan D. Short
Title: Head of U.S. Global Wealth Management

Schedule A

1.	PCM FUND, INC.	PCM
2.	PIMCO CALIFORNIA MUNICIPAL INCOME FUND	PCQ
3.	PIMCO CALIFORNIA MUNICIPAL INCOME FUND II	PCK
4.	PIMCO CALIFORNIA MUNICIPAL INCOME FUND III	PZC
5.	PIMCO CORPORATE & INCOME STRATEGY FUND	PCN
6.	PIMCO CORPORATE & INCOME OPPORTUNITY FUND	PTY
7.	PIMCO DYNAMIC CREDIT INCOME FUND	PCI
8.	PIMCO DYNAMIC INCOME FUND	PDI
9.	PIMCO INCOME STRATEGY FUND	PFL
10.	PIMCO INCOME STRATEGY FUND II	PFN
11.	PIMCO GLOBAL STOCKSPLUS & INCOME FUND	PGP
12.	PIMCO HIGH INCOME FUND	PHK
13.	PIMCO INCOME OPPORTUNITY FUND	PKO
14.	PIMCO MUNICIPAL INCOME FUND	PMF
15.	PIMCO MUNICIPAL INCOME FUND II	PML
16.	PIMCO MUNICIPAL INCOME FUND III	PMX
17.	PIMCO NEW YORK MUNICIPAL INCOME FUND	PNF
18.	PIMCO NEW YORK MUNICIPAL INCOME FUND II	PNI
19.	PIMCO NEW YORK MUNICIPAL INCOME FUND III	PYN
20.	PIMCO STRATEGIC INCOME FUND, INC.	RCS

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